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                                                                  EXHIBIT 99.1
                              [IRIDIUM LETTERHEAD]

PRESS RELEASE

IMMEDIATE RELEASE

May 13, 1999

              Iridium LLC Appoints Donaldson, Lufkin & Jenrette

                                 (NASDAQ: IRID)

Washington, D.C. - Iridium LLC has appointed Donaldson, Lufkin & Jenrette (DLJ) as its financial advisor. Under this engagement, DLJ's task will be to assist the Company in evaluating and reviewing alternatives to restructure its indebtedness and reduce financing costs, in light of lower than expected subscriber ramp-up and revenue generation. The company is currently in discussions with the lenders under its $800 million Senior Secured Credit Facility to reduce the minimum revenue and subscriber covenants under that Facility. The Company does not expect to meet the May 31, 1999 covenants under this Facility which require, among other things, that the Company have 27,000 satellite subscribers.

DLJ has extensive satellite financing experience and is an industry leader. DLJ is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 8,500 people worldwide and maintains offices in 14 cities in the United States and 11 cities in Europe, Latin America and Asia. DLJ's common stock trades on the New York Stock Exchange under the ticker symbol DLJ.

                                    - more -


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Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66 low-earth orbiting satellites, combined with terrestrial cellular systems, enables customers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside terrestrial cellular coverage. Iridium World Communications, Ltd. (NASDAQ: IRID) is the public investment vehicle of Iridium LLC.

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      Iridium is a registered trademark and service mark of Iridium IP LLC



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